EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
Bell Techlogix, Inc. (Delaware)
Bell Industries, Inc. (Minnesota)
Bell Techlogix Mobility Solutions, Inc. (Delaware)
Milgray Ltd. (1)
All companies listed are wholly owned by the Registrant (Bell Industries, Inc. of California) and are included in the consolidated financial statements.

(1)	Inactive